Exhibit 10.1

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

ADVISORY SERVICES AGREEMENT

This Advisory Services Agreement (this “Agreement”) is effective June 14, 2023 (the “Effective Date”) by and between Oncternal Therapeutics, Inc., a Delaware corporation (“Oncternal”) and Gunnar F. Kaufmann, Ph.D. (“Advisor”), to state the terms under which Advisor shall perform services for Oncternal.

1.
Services and Compensation.
1.1
Services. Advisor shall render the advice and other services agreed between the parties from time to time, including the services listed in Exhibit A (the “Services”), with the highest degree of professional skill and expertise. Advisor shall have sole discretion and control over the manner and means by which Advisor chooses to conduct the Services. In performing Services, Advisor shall use Advisor’s own equipment, tools, and other materials at Advisor’s own expense, unless Oncternal specifies otherwise. Advisor acknowledges that time is of the essence in performing Services. Advisor may not subcontract or otherwise delegate Advisor’s obligations under this Agreement without Oncternal’s prior written consent, and in the event Oncternal gives such consent, Advisor remains fully liable to Oncternal for the performance of all permitted assignees, including their respective employees, independent contractors, agents, or representatives of Advisor (the “Authorized Representatives”). Advisor shall perform Services, and provide the results thereof, with the highest degree of professional skill and expertise.
1.2
Compensation and Invoicing. In return for the Services, Oncternal shall provide the compensation stated in Exhibit A. Advisor shall submit invoices for completed Services within 30 days of completion of the Services covered by such invoice to ap@oncternal.com (or such other address or email address as Oncternal may specify in writing from time to time), in a form satisfactory to Oncternal. Oncternal shall pay undisputed invoices within 30 days after Oncternal’s receipt of an acceptable invoice from Advisor.
1.3
Expenses. Oncternal shall reimburse Advisor for reasonable travel and other out-of-pocket expenses incurred in the performance of Services in accordance with Oncternal’s policy to the extent such expenses have been approved in advance and in writing by Oncternal. Advisor shall provide copies of receipts for any single expense incurred greater than $50 within 30 days of incurring such expenses. Approved expenses shall be reimbursed within 30 days of Oncternal’s receipt of invoices with supporting receipts.
1.4
Continued Vesting. Advisor shall not experience a Termination of Services (as defined in Oncternal’s 2019 Incentive Award Plan (the “2019 Plan”)) as a result of Advisor’s change of status from an employee to a consultant effective as of the Effective Date, and therefore Advisor’s outstanding equity awards will continue to vest in accordance with their terms during the term of this Agreement; provided that any stock options that are “incentive stock options” under Section 422 of the Internal Revenue Code shall cease to be “incentive stock options” upon the 3-month anniversary of the Effective Date. Vesting of Advisor’s equity awards will cease at the termination of the Consulting

Agreement, and Consultant’s rights to exercise or otherwise acquire any vested shares shall be governed and controlled by the 2019 Plan and Advisor’s applicable grant documents (the “Equity Documents”). All terms applicable to Advisor’s equity awards will continue to be subject to the applicable Equity Documents. For the avoidance of doubt, if Advisor does not satisfy the Obligations (defined below) set forth in Section 1.5, Advisor shall automatically (and without any further action or notice from Oncternal) be deemed to experience a Termination of Service, and the vesting of Advisor’s outstanding equity awards will cease.
1.5
Obligations. Advisor shall comply with the continuing obligations owed to Oncternal, including pursuant to the Proprietary Information and Inventions Agreement dated March 18, 2021 (the “Confidentiality Agreement”), the Employment Agreement dated September 15, 2019 between Advisor and Oncternal (the “Employment Agreement”), and this Agreement (collectively, the “Obligations”).
2.
Confidential Information.
2.1
Definition. Advisor may receive and otherwise be exposed directly or indirectly, to Oncternal’s technical and non-technical confidential information, including information relating to Oncternal’s business, strategies, designs, products, services and technologies and any derivatives, improvements and enhancements related to any of the foregoing, or to Oncternal’s suppliers, customers, or business partners (collectively “Confidential Information”), whether in graphic, written, electronic or oral form. Confidential Information may be labeled or identified at the time of disclosure as confidential or proprietary, or equivalent, but Confidential Information also includes information which by its context would reasonably be deemed to be confidential and proprietary. “Confidential Information” may also include unpublished patent applications and other intellectual property filings, ideas, Work Product (as defined below), techniques, works of authorship, models, inventions, compounds, compositions, know-how, processes, algorithms, software programs, software source documents, formulae, information and trade secrets as well as financial information (including sales costs, profits, pricing methods), research data, clinical data, bills of material, customer, prospect and supplier lists, investors, employees, business and contractual relationships (including with third parties), business forecasts, sales and merchandising data, and business and marketing plans and any derivatives, improvements and enhancements related to any of the above. Information Oncternal provides regarding third parties as to which Oncternal has an obligation of confidentiality also constitutes “Confidential Information.”
2.2
Restrictions on Use and Disclosure. Advisor acknowledges the confidential and secret character of the Confidential Information, and agrees that the Confidential Information is the sole, exclusive, and extremely valuable property of Oncternal. Advisor shall not use or reproduce the Confidential Information except as reasonably necessary in the performance of this Agreement and shall not disclose, lecture on, or publish all or any part of the Confidential Information in any form to any third party, either during or after the term of this Agreement, without the prior written consent of Oncternal. Without limiting the foregoing, Advisor shall permit access to the Confidential Information only to those Authorized Representatives having a need to know such information and who have signed, prior to the disclosure of Confidential Information to such Authorized Representatives, confidentiality agreements or are otherwise bound by confidentiality obligations at least as restrictive as those contained herein. Advisor is responsible for the breach of this Agreement by its Authorized Representatives as if such breach were by Advisor itself. Advisor shall take, at its own expense, all reasonable steps to keep the Confidential Information strictly confidential and to prevent its Authorized

Representatives from prohibited or unauthorized disclosure or use of the Confidential Information. Advisor shall institute measures to protect the Confidential Information in a manner consistent with the measures it uses to protect its own most sensitive proprietary and confidential information, which shall not be less than a reasonable standard of care. Advisor shall immediately notify Oncternal on discovery of any actual or suspected loss or unauthorized disclosure of the Confidential Information and shall take all reasonable steps requested by Oncternal to prevent, control, or remedy any such loss or disclosure. On expiration or any termination of this Agreement, Advisor agrees to cease using and to return to Oncternal, or at Oncternal’s option, destroy, all whole and partial copies and derivatives of the Confidential Information, whether in Advisor’s possession or under Advisor’s direct or indirect control.
2.3
Third-Party Information. Advisor shall not disclose or otherwise make available to Oncternal in any manner any confidential information received by Advisor under obligations of confidentiality from a third party.
2.4
Exceptions; Compelled Disclosure. The obligations of confidentiality set forth in Section 2.2 will not apply to information Advisor can establish by competent proof: (i) was generally available to the public or otherwise part of the public domain at the time of disclosure; (ii) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of Advisor; (iii) was already known to Advisor, without confidentiality restrictions, at the time of disclosure, as shown by Advisor’s files and records immediately prior to the time of disclosure; (iv) was disclosed to Advisor, without confidentiality restrictions, by a third party who had no obligation not to disclose such information to others; or (v) was developed independently by Advisor without any use of or reference to the Confidential Information, as shown by Advisor’s files and records immediately prior to the time of disclosure. In the event a court or governmental agency legally compels Advisor to disclose Confidential Information, Advisor shall provide reasonable prior written notice of such required disclosure to Oncternal and take reasonable and lawful actions to avoid and/or minimize the extent of such disclosure. Advisor shall cooperate reasonably with Oncternal in any proceeding to obtain a protective order or other remedy. If such protective order or other remedy is not obtained, Advisor shall limit any compelled disclosure of Confidential Information to that legally required, in the opinion of Advisor’s legal counsel. Advisor shall request that confidential treatment be accorded such Confidential Information, where available. Compulsory disclosures made pursuant to this section will not relieve Advisor of its obligations of confidentiality and non-use with respect to non-compulsory disclosures.
2.5
Publications. Advisor agrees to submit to Oncternal for review any proposed publication that contains any discussion relating to Oncternal, its Confidential Information, the Work Product, Services, or any results of Services. Advisor agrees that it may not publish any such information without the prior written consent of Oncternal on a case-by-case basis.
2.6
Clinical Committees. If Advisor is a member of a committee that sets formularies or develops clinical guidelines, Oncternal acknowledges that Advisor is required to disclose to such committee the existence and nature of Advisor’s relationship with Oncternal. Advisor agrees that such disclosures will not include Confidential Information of Oncternal without the prior written consent of Oncternal. Oncternal and Advisor understand that Advisor is obligated to make disclosures to such committee for the term of this Agreement and for a period of two years thereafter.
2.7
Defend Trade Secrets Act Notice of Immunity Rights. Advisor acknowledges that Oncternal has provided Advisor notice of Advisor’s immunity rights under the Defend Trade Secrets Act,

which states: “(1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (2) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose a trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal, and (B) does not disclose a trade secret, except pursuant to court order.”
3.
Restrictive Covenants.
3.1
No Conflict of Interest. During the term of this Agreement, Advisor agrees that prior to performing any services for or otherwise participating in a company developing or commercializing new services, methods or products that may be competitive with Oncternal, Advisor shall first notify Oncternal in writing. It is understood that in such event, Oncternal shall review whether Advisor’s activities are consistent with Advisor continuing to provide the Services. Advisor represents that nothing in this Agreement conflicts with Advisor’s existing obligations or would otherwise prevent Advisor from performing its obligations under this Agreement.
3.2
Non-Solicitation. During the term of this Agreement, and for a period of one year following the termination of this Agreement, Advisor agrees not to, directly or indirectly, solicit or induce any employee, independent advisor, independent contractor, or customer of Oncternal to terminate or breach any employment, contractual or other relationship with Oncternal.
4.
Ownership; Licenses.
4.1
Work Product; Assignment. Oncternal will be the sole and exclusive owner of all right, title and interest in and to all ideas, inventions, works of authorship, work product, materials, and other deliverables conceived, made, developed, reduced to practice, or worked on by Advisor, alone or in conjunction with others: (i) in the course of providing services for Oncternal prior to the date of this Agreement; (ii) in the course of providing the Services following the execution of this Agreement; and (iii) after the term of the Agreement if resulting or directly derived from Confidential Information, and all patent, copyright, trademark, trade secret and other intellectual property rights therein, whether now known or hereafter recognized in any jurisdiction (collectively, “Work Product”). Advisor hereby assigns to Oncternal all of Advisor’s right, title, and interest in and to the Work Product. Advisor hereby waives any applicable moral rights in the Work Product. Advisor shall promptly disclose to Oncternal all Work Product. Advisor shall keep and maintain adequate and current records (in the form of notes, sketches, drawings or in any other form that may be required by Oncternal) of all Work Product and results thereof and such records will be available to Oncternal and remain Oncternal’s sole property.
4.2
Assistance. Advisor shall execute all papers, including patent applications, invention assignments and copyright assignments, and otherwise agrees to assist Oncternal as reasonably required at Oncternal’s reasonable expense to perfect in Oncternal the right, title and other interest in Work Product expressly granted to Oncternal under this Agreement. If Oncternal is unable for any reason, after reasonable effort, to secure Advisor’s signature (or the signature of Advisor’s authorized representative(s), if applicable) on any document needed in connection with the actions specified above, Advisor hereby irrevocably designates and appoints Oncternal as Advisor’s agent and attorney-in-fact, which appointment is coupled with an interest, to act for and, on Advisor’s behalf, to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by Advisor.
4.3
Background IP License. Advisor hereby grants to Oncternal a non-exclusive, royalty-free, fully paid perpetual, irrevocable, worldwide right and license, with right of sublicense, under and to Advisor’s Background IP (as defined below) for the purpose of developing, marketing, selling and supporting products and services of Oncternal or its affiliates or subsidiaries, either directly or through multiple tiers of distribution, but not for the purpose of licensing Background IP separately from products and services of Oncternal or its affiliates or subsidiaries. For purposes of this Agreement, “Background IP” means any and all technology and intellectual property rights that do not constitute Work Product and that are owned by Advisor or are licensed by a third party to Advisor with a right to sublicense, and which exist prior to the date of this Agreement or which are developed independently by Advisor outside of Services but are used in provision of Services or are applicable to the Work Product. To the extent practicable, Advisor agrees to specifically describe and identify any material Background IP that Advisor intends to use to perform the applicable Services.
5.
Representations and Warranties.
5.1
Advisor represents and warrants that:
(a)
The Work Product will be free and clear of all liens, claims, encumbrances or demands of third parties, including any claims by any such third parties of any right, title or interest in or to the Work Product. Advisor further represents and warrants that, if applicable, each Authorized Representative performing Services under this Agreement on behalf of Advisor has executed an agreement with Advisor whereby all right, title and interest in and to Advisor’s Background IP and Work Product created by such individual has been effectively assigned to Advisor, and which include further assurance provisions equivalent to those set forth in Section 4.2.
(b)
(i) Services, the Work Product, and the Background IP licensed under this Agreement comply with all applicable United States and foreign laws and regulations, and that all Work Product will conform to the specifications agreed by the Parties for such Work Product; and (ii) Advisor will not to export, reexport or retransfer, directly or indirectly, any information acquired from Oncternal or any products or software using or containing such information to any countries, individuals, or entities outside the United States if such export would be in violation of United States laws or regulations.
(c)
Advisor: (i) is not under investigation by the U.S. Food and Drug Administration for debarment action or is presently debarred under the Federal Food, Drug, and Cosmetic Act, as amended or pursuant to the Generic Drug Enforcement Act of 1992 (21 USC 301 et seq.) or listed on the HHS/OIG List of Excluded Individuals/Entities or the System for Awards Management; and (ii) has not violated, and is not under investigation for violating, any state or federal health care programs and has not violated any such state or federal health care programs or any federal or state anti-kickback laws or regulations.
(d)
(i) The Work Product and the use of Work Product in the products and services of Oncternal do not and will not infringe or misappropriate the intellectual property rights of any third party; (ii) Advisor has all necessary rights to license the Background IP, and to assign all Work Product to

Oncternal; and (iii) Advisor’s engagement by Oncternal pursuant to this Agreement does not and will not breach any agreement with any third party (including any former employer or client), and that Advisor has not entered into and will not enter into any agreement, either written or oral, in conflict with Advisor’s obligations under this Agreement.
5.2
Breach of Warranty. In the event of a breach or threatened breach of the warranty set forth in Section 5.1(d), and in addition to any other remedies to which Oncternal may be entitled under this Agreement or by operation of law, Advisor shall, at no additional cost to Oncternal, replace or modify the Work Product including any Background IP incorporated therein with a functionally equivalent and conforming Work Product, obtain for Oncternal the right to continue to use the Work Product including any Background IP incorporated therein and, in all other respects, use Advisor’s best efforts to remedy the breach.
5.3
Foreign Corrupt Practices Act. Advisor represents and warrants that Advisor is familiar with and shall comply with all applicable anti-corruption and anti-bribery laws as amended from time to time, including the U.S. Foreign Corrupt Practices Act, and all applicable anti-corruption and anti-bribery laws in effect in the countries in which Advisor conducts or shall conduct business. Advisor agrees that in the course of its performance under this Agreement, it shall not, either directly or through an intermediary, offer or pay, or authorize such offer or payment, of any money, gift, contribution, thing of value, or any other advantage to any person including government officials (or candidate for government office), an employee of a public body or a company, a political party or party official, for purposes of influencing the person’s decisions, inducing the person to do or omit doing some act, or securing any improper advantage. Any breach of the foregoing obligation will constitute a material breach of this Agreement and will entitle Oncternal to exercise all available remedies hereunder at law or equity.
5.4
Notification. Advisor shall notify Oncternal immediately on gaining knowledge: (i) that it has violated or may violate any of the representations or warranties set forth herein; or (ii) that any regulatory authority has made inquiries or commenced proceedings concerning Advisor or any Authorized Representative.
6.
Term and Termination. The initial term of this Agreement is one year beginning on the Effective Date and will automatically renew for additional terms of one year until terminated in accordance with this Section 6. Oncternal may, without prejudice to any right or remedy it may have due to any failure of Advisor to perform Advisor’s obligations under this Agreement, terminate this Agreement at any time effective immediately on written notice to Advisor. Advisor may terminate this Agreement for convenience on 30 days’ prior written notice to Oncternal, but only when there are no outstanding Services to be performed or Work Product to be delivered. In the event of such termination by Oncternal, Advisor shall cease work immediately after receiving notice of such termination from Oncternal unless otherwise advised by Oncternal and shall notify Oncternal of all costs incurred up to the effective date of termination. Oncternal agrees to pay Advisor for all Services performed for work in progress and reimburse all reasonable, non-cancellable pre-approved costs and expenses incurred by Advisor in performing such Services in compliance with this Agreement, up to the date of Advisor’s receipt of notice of Oncternal’s intention to terminate this Agreement. Such payments will constitute full settlement of all claims of Advisor of every description against Oncternal. Sections 2-10 will survive expiration or any termination of this Agreement.

7.
Independent Contractor. Advisor’s relationship with Oncternal will be that of an independent contractor and nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship. Advisor is not the agent of Oncternal and is not authorized to make any representation, warranty, contract, or commitment on behalf of Oncternal. Neither Advisor nor any of its Authorized Representatives, if applicable, will be entitled to any of the benefits which Oncternal may make available to its employees, such as group insurance, profit-sharing or retirement benefits. Advisor will be solely responsible for all tax returns and payments required to be filed with or made to any federal, state, or local tax authority with respect to Advisor’s performance of Services (and those of its Authorized Representatives, if applicable) and receipt of fees under this Agreement. Oncternal will regularly report amounts paid to Advisor by filing Form 1099-MISC with the Internal Revenue Service as required by law. Because Advisor is an independent contractor, Oncternal will not withhold or make payments for social security, make unemployment insurance or disability insurance contributions, or obtain worker’s compensation insurance on Advisor’s behalf (or for any individual performing Services on behalf of Advisor, if applicable). Advisor agrees to accept exclusive liability for complying with all applicable state and federal laws governing self-employed individuals, including obligations such as payment of taxes, social security, disability, and other contributions based on fees paid to Advisor under this Agreement. In the event that, notwithstanding this Section 7, Advisor (or any of its Authorized Representatives, if applicable) is found by a court of competent jurisdiction to be an employee of Oncternal, the Parties acknowledge and agree that works of authorship and other intellectual property that would qualify fully for exemption from assignment under the provisions of Section 2870 of the California Labor Code will not constitute Work Product for the purposes of assignment under Section 4.1 of this Agreement.
8.
Limitation of Liability. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT WILL ONCTERNAL BE LIABLE TO ADVISOR FOR ANY LOST PROFITS OR LOST BUSINESS OR FOR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL OR INDIRECT DAMAGES OF ANY KIND, WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE, AND REGARDLESS OF WHETHER ONCTERNAL HAS BEEN NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.
9.
Indemnity. Advisor hereby agrees to indemnify and hold Oncternal and its affiliates and its and their directors, officers, employees, and agents harmless from and against any and all liabilities, losses, damages, costs and expenses (including reasonable attorneys’ fees) related to any third-party claim, suit, action or proceeding arising out of: (i) the negligence, willful misconduct or material breach of any obligation, representation or warranty by Advisor in performing Services for Oncternal under this Agreement; (ii) a breach by Advisor of Sections 4.1 or 4.3; or (iii) an allegation that any of the Background IP, Work Product, or Services of Advisor infringe on or misappropriate any third-party patent, copyright, trademark, trade secret or other intellectual property right of such party.
10.
General.
10.1
Assignment. The parties’ rights and obligations under this Agreement will bind and inure to the benefit of their respective successors, heirs, executors, administrators and permitted assigns. Oncternal may freely assign this Agreement, and Advisor expressly agrees that any intellectual property rights licensed to Oncternal, including any rights to Background IP, are transferable to Oncternal’s assignee without Advisor’s consent. Advisor will not assign this Agreement or Advisor’s rights or obligations hereunder without the prior written consent of Oncternal. Any such purported assignment not in accordance with this Section 10.1 will be null and void and a material breach of this Agreement.

10.2
Legal and Equitable Remedies. Because Advisor’s Services are personal and unique and because Advisor may have access to and become acquainted with the Confidential Information of Oncternal, Oncternal will have the right to enforce this Agreement and any of its provisions by injunction, specific performance, or other equitable relief without prejudice to any other rights and remedies that Oncternal may have for a breach of this Agreement.
10.3
No Warranty. All Confidential Information is provided “AS IS,” without any warranty of any kind.
10.4
Governing Law. The rights and obligations of the Parties under this Agreement will be governed in all respects by the laws of the State of Delaware without regard to conflict of law principles that would result in the application of the law of any other jurisdiction.
10.5
Notices. Any notices required or permitted hereunder will be given to the appropriate party in writing and will be delivered by personal delivery, electronic mail, facsimile transmission or by certified or registered mail, return receipt requested, and will be deemed given on personal delivery, three days after deposit in the mail, or on acknowledgment of receipt of electronic transmission (with an automatic “read receipt” not constituting receipt). Notices will be sent to the addresses, electronic mail or facsimile information set forth at the end of this Agreement or such other address, electronic mail or facsimile information as either party may specify in writing.
10.6
Entire Agreement. This Agreement, the Confidentiality Agreement, and the Employment Agreement constitute the parties’ final, exclusive, and complete understanding and agreement with respect to the subject matter hereof and supersedes all prior and contemporaneous understandings and agreements relating to its subject matter.
10.7
Waiver and Modification. This Agreement may not be waived, modified, or amended unless mutually agreed on in writing by both Parties.
10.8
Severability. In the event any provision of this Agreement is found to be legally unenforceable, such unenforceability will not prevent enforcement of any other provision of this Agreement.
10.9
Counterparts. This Agreement may be executed in two or more counterparts by facsimile or other reliable electronic reproduction (including transmission by pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com), each of which will be considered an original, but all of which together will constitute one and the same instrument.
10.10
ADVISOR ACKNOWLEDGES THAT ADVISOR HAS THE RIGHT TO CONSULT WITH INDEPENDENT LEGAL COUNSEL PRIOR TO SIGNING THIS AGREEMENT AND HAVE HAD A REASONABLE OPPORTUNITY TO DO SO, AND THAT ADVISOR EITHER HAS CONSULTED, OR ON ADVISOR’S OWN VOLITION CHOSEN NOT TO CONSULT, WITH SUCH COUNSEL. ADVISOR FURTHER ACKNOWLEDGES THAT ADVISOR HAS READ THIS AGREEMENT CAREFULLY AND UNDERSTANDS AND ACCEPTS THE OBLIGATIONS WHICH IT IMPOSES ON ADVISOR WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ADVISOR TO INDUCE ADVISOR TO SIGN THIS AGREEMENT. ADVISOR SIGNS THIS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WITH THE

UNDERSTANDING THAT ONCTERNAL WILL RETAIN ONE COUNTERPART AND THE OTHER COUNTERPART WILL BE RETAINED BY ADVISOR.

[Signature Page Follows]

The parties have executed this Agreement as of the date below.

Oncternal Therapeutics, Inc.

By:/s/James B. Breitmeyer, M.D. Ph.D.

Name: James B. Breitmeyer, M.D., Ph.D.

Title: Chief Executive Officer

Date: June 14, 2023

Address: 12230 El Camino Real, Suite 230

San Diego, CA 92130

Email: [***]

Advisor

By:/s/Gunnar F. Kaufmann

Name: Gunnar F. Kaufmann

Address: [***]

Email: [***]

Signature Page to Advisory Services Agreement

Exhibit A

Services

Advisor shall [***]. In connection with such service, Advisor shall:

•
[***]
•
[***]
•
[***]; and
•
advise management on an ad-hoc basis, as requested by Oncternal.

Compensation

•
Fees. Oncternal shall pay Advisor at a rate of $[***] per hour. Unless otherwise agreed upon in writing by Oncternal, Oncternal’s maximum liability for all Services performed during the term of this Agreement shall not exceed $[***].